UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Fenraury 15, 2011

Energy Recovery, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34112	01-0616867
(Commission File Number)	(I.R.S. Employer Identification No.)

1717  Doolittle Dr. San Leandro, CA 94577
(Address if Principal Executive Offices)(Zip Code)

510-483-7370
(Registrants telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2011, Energy Recovery, Inc. (the “Company”) announced the retirement of Gonzalo G. Pique, President and Chief Executive Officer, and the appointment of Thomas S. Rooney, Jr. to succeed Mr. Pique as President and Chief Executive Officer, effective February 16, 2011.  Mr. Rooney will join the Company’s Board of Directors on February 18, 2011.  A copy of the press release announcing Mr. Pique’s retirement and the engagement of Mr. Rooney as President, Chief Executive Officer and director is attached to this Form 8-K as Exhibit 99.1.

Mr. Rooney has signed an offer letter which sets forth the terms of his employment with the Company.  The letter is attached to this Form 8-K as Exhibit 99.2 and is incorporated into this Form 8-K by reference.  As more fully set forth in the offer letter, he will receive an annual base salary of $400,000, standard company benefits and a sign-on bonus of $150,000, which must be repaid on a pro-rata basis in the event he resigns from the Company within twenty four (24) months of his start date.  He will also be eligible for up to 100% of his annual base salary based based on achievement toward Company financial and/or other performance goals under the Company’s executive bonus plan.  On February 18, 2011, he will receive options to purchase 800,000 shares of Company common stock and on the first Wednesday in January 2012, provided he is an employee in good standing as of that day, he will receive options to purchase 250,000 shares of Company stock.  Both option grants are subject to the Company’s standard four (4) year vesting schedule, and their vesting commencement date will be the first day of his employment.

Mr. Rooney has also entered into the Company's standard Indemnification Agreement, the form of which is on file with the Securities and Exchange Commission.

Mr. Pique will remain an employee through spring 2011 to assist with the leadership transition and will continue to receive his base salary and standard Company benefits.  At the end of his employment, he will be engaged on a consulting basis as an advisor to the Board of Directors.  In this role, he will be paid an annual fee of $25,000 and his stock options will continue to vest.  He will remain on the Board of Directors through June 2011, the end of his current term.

In addition, on February 10, 2011, the Compensation Committee of the Company’s Board of Directors approved cash retirement compensation for Mr. Pique in the amount of $565,000.  Mr. Pique has served the Company for over 11 years and held the position of President and Chief Executive Officer since 2002.  He led the Company in its initial public offering in July 2008.

Mr. Rooney, age 51, served as President and Chief executive Officer of SPG Solar, Inc., which is in the business of manufacturing and installing solar photovoltaic power systems, from May 2009 to December 2010.  He has served as Chairman of the Board of Directors of Enertech Environmental, Inc., an innovator in the area of clean combustion technologies for biosolids, since April 2009 and as a member of the Technology Advisory Board of Advanced Energy Industries (NASDAQ: AEIS), a maker of industrial power conversion products, since 2010.

From July 2003 to August 2007, he served as President and Chief Executive Officer of Insituform Technologies, Inc. (NASDAQ: INSU), a leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas.  From 2008 to 2010, he served on the Board of Directors of China-based Duoyuan Global Water, Inc. (NYSE: DGW), a manufacturer and distributor of water purification products which he helped bring public on the New York Stock Exchange in 2009.  From 1997 to 2003, he was Senior Vice President of Gilbane Building Corporation, Inc. and from 1982 to 1997 he held various positions with increasing responsibility at Turner Construction Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	99.1	Press Release dated February 15, 2011

	99.2	Offer Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date: February 15, 2011	By:	/s/ Carolyn F. Bostick
Carolyn F. Bostick
Vice President and General Counsel

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